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                                                                    EXHIBTI 10.4

                  SEITEL, INC. 1993 INCENTIVE STOCK OPTION PLAN
                Statement of Amendments Effective April 22, 1996

1.   The first sentence of Section V is hereby amended to read as follows:

          Subject to adjustment as provided in Section VIII hereof, a total of One Million One Hundred Fifty Thousand (1,150,000) shares of Common Stock of the Company (the "Shares") shall be subject to the Plan.